Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
Ameristar Casinos announces expiration and final results of tender offer and consent solicitation for its 9 1/4% Senior Notes due 2014
Las Vegas, Nevada, April 26, 2011—Ameristar Casinos, Inc. (NASDAQ-GS:ASCA) announced today that its cash tender offer (the “Offer”) for any and all of the outstanding $650,000,000 aggregate principal amount of its 9 1/4% Senior Notes due 2014 (CUSIP Nos. 03070QAL5 and 03070QAK7) (the “Notes”) and related solicitation of consents (the “Consent Solicitation”) to certain proposed amendments to the indenture governing the Notes expired at 11:59 p.m., New York City time, on April 25, 2011 (the “Expiration Time”).
A total of $649,533,000 in aggregate principal amount of the Notes was validly tendered and not validly withdrawn in the Offer prior to the Expiration Time, and all of such Notes have been accepted for purchase in accordance with the terms of the Offer. Holders who validly tendered (and did not validly withdraw) their Notes at or prior to the Expiration Time but after the consent expiration deadline of 5:00 p.m., New York City time, on April 11, 2011, are expected to receive payment on April 26, 2011, the final settlement date.
The complete terms and conditions of the Offer and the Consent Solicitation were described in the Offer to Purchase and Consent Solicitation Statement dated March 29, 2011, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (800) 829-6551 (US toll free) or, for banks and brokers, (212) 269-5550.

Ameristar engaged Wells Fargo Securities, LLC and Deutsche Bank Securities Inc. to act as the exclusive dealer managers and solicitation agents in connection with the Offer and the Consent Solicitation. Questions regarding the terms of the Offer and the Consent Solicitation may be directed to Wells Fargo Securities, Liability Management Group, at (866) 309-6316 (US toll-free) and (704) 715-8341 (collect) or to Deutsche Bank Securities, Liability Management Group, at (855) 287-1922 (US toll-free) and (212) 250-7527 (collect).
This announcement is for informational purposes only. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer and Consent Solicitation were made solely by the Offer to Purchase and Consent Solicitation Statement dated March 29, 2011. The Offer and Consent Solicitation were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010.

About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).